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                                                                   EXHIBIT 10.31


                              AMENDED AND RESTATED
                     REVOLVING CREDIT AND SECURITY AGREEMENT


               This AMENDED AND RESTATED REVOLVING CREDIT AND SECURITY AGREEMENT is entered into as of July 10, 2000 by and between COMERICA BANK-CALIFORNIA ("Bank") and AVANEX CORPORATION, a Delaware corporation ("Borrower").


                                    RECITALS



               A._____Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower. This Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.



               B._____This Agreement amends, restates, and supersedes the Revolving Credit and Security Agreement dated July 8, 1999 by and between Bank and Borrower, as amended by the Modification to Credit and Security Agreement dated March 21, 2000.



                                    AGREEMENT

               The parties agree as follows:


                                   ARTICLE I
                          DEFINITIONS AND CONSTRUCTION

                        1.1 Definitions. All other terms contained in this
                Agreement which are not specifically defined herein shall have the meanings provided in the UCC to the extent the same are used herein. All references herein to the singular or plural shall also mean the plural or the singular, respectively. As used herein, the following terms shall have the following meanings:


                      "Advance" means a borrowing requested by Borrower and made by Bank under the Revolving Credit pursuant to Section 2.1 of this Agreement.


                      "Affiliate" means when used with respect to any Person, any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), with respect to any Person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.


                      "Agreement" means this Amended and Restated Revolving Credit and Security Agreement, as amended, supplemented, or modified from time to time.


                      "Bank Expenses" means all: reasonable costs or expenses (including reasonable attorneys' fees and expenses) incurred by Bank in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; and Bank's reasonable attorneys' fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal or review, or those incurred in any Insolvency Proceeding), whether or not suit is brought.


                      "Base Rate" means the variable rate of interest, per annum, most recently announced by Bank, as its "Base Rate," whether or not such announced rate is the lowest rate available from Bank.

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                      "Borrower's Books" means all of Borrower's books and
records including ledgers, records indicating, summarizing, or evidencing Borrower's properties or assets or liabilities, all information relating to Borrower's business operations or financial condition, and all computer programs, disc or tape files, printouts, runs, or other computer prepared information, and the equipment containing such information.


                      "Business Day" means any day, other than a Saturday, Sunday or holiday, on which the Bank is open to carry on all or substantially all of its normal commercial lending business in California.


                      "Capital Expenditures" means the expenditures of any Person which should be capitalized on the balance sheet of such Person in accordance with GAAP and which are made in connection with the purchase, construction, development or improvement of items properly classified on such balance sheet as property, plant, equipment or other fixed assets or intangibles.

                      "Capital Lease" means all leases which have been or should be capitalized on the books of the lessee in accordance with GAAP.

                      "Closing Date" means the date of this Agreement.

                      "Collateral" means the property described on Exhibit A attached hereto.

                      "Collateral Documents" means all security agreements, assignments, stock pledge agreements, mortgages, deeds of trust, guarantees and other collateral documents executed by Borrower, or any other Person(s), and delivered to Bank prior to or as of the date hereof, or from time to time subsequent hereto, in connection with this Agreement, or any of the Loan Documents, or the Indebtedness, to secure the payment and performance of the Indebtedness, as such collateral documents may be amended from time to time, including, without limitation, those Collateral Documents identified in this Agreement.

                      "Committed Line" means Ten Million and 00/100 Dollars ($10,000,000.00).

                      "Contingent Obligation" means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (a) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (b) any obligations with respect to undrawn letters of credit issued for the account of that Person; and (c) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices.

                      "Current Assets" means, in respect of a Person and as of any applicable date of determination, all (a) unrestricted cash, marketable securities, or certificates of deposit, (b) non-affiliated accounts receivable,
(c) United States government securities, (d) claims against the United States government, and (e) inventories (held for sale in the ordinary course of business) of such Person.

                      "Current Liabilities" means in respect of a Person as of any applicable date, (a) all liabilities that should be classified as current in accordance with GAAP, including without limitation any portion of the principal of the Indebtedness classified as current, plus (b) to the extent not otherwise included, all liabilities of the Borrower to any of its Affiliates whether classified as current in accordance with GAAP.

                      "Effective Tangible Net Worth" means net worth as determined in accordance with GAAP consistently applied, increased by Subordinated Debt, if any, and decreased by the following: patents, licenses, goodwill, subscription lists, organization expenses, trade receivables converted to notes, money due from affiliates (including officers, directors, subsidiaries and commonly held companies).

                      "ERISA" means the Employment Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

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                      "Event of Default" has the meaning set forth in Article X.

                      "Exchange Act" has the meaning set forth in Section 7.3.1.

                      "Financial Statements" shall mean all balance sheets, earnings statements and other financial data, statements and reports (whether of Borrower, any of its Subsidiaries, any Guarantor, or otherwise) which have been furnished to Bank, or may from time to time hereafter be furnished to Bank, for the purposes of, or in connection with, the Agreement and the transactions contemplated hereby.

                      "Funding Date" means the date that amounts are advanced by Bank under the Revolving Credit.

                      "GAAP" means generally accepted accounting principles as in effect from time to time in the United States of America, applied on a consistent basis over the time period in question as to classification of items and amounts.

                      "Indebtedness" means (a) indebtedness or liability for borrowed money; (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) obligations as lessee under Capital Leases; (e) current liabilities in respect of unfunded vested benefits under Plans covered by ERISA; (f) obligations under letters of credit; (g) obligations under acceptance facilities; (h) all guaranties, endorsements and other Contingent Obligations to purchase, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss; and (i) obligations secured by any Liens, whether or not the obligations have been assumed.

                      "Insolvency Proceeding" means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

                      "Investment" means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

                      "Letters of Credit" mean commercial or standby letters of credit issued by Bank from time to time under the Revolving Credit.

                      "Lien" means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable law of any jurisdiction to evidence any of the foregoing).

                      "Loan Agreement" means the Revolving Credit and Security Agreement dated July 8, 1999 by and between Bank and Borrower, as amended by the Modification to Credit and Security Agreement dated March 21, 2000.


                      "Loan Documents" means, collectively, this Agreement and any other agreement or instrument executed pursuant to or in connection with the Indebtedness, this Agreement or the other Loan Documents, as such documents may be amended from time to time.

                      "Material Adverse Effect" means a material adverse effect upon the financial or other condition of Borrower or any of its Subsidiaries, or upon Borrower's or any of its Subsidiaries' ability to perform their respective obligations under any of the Loan Documents, or upon the enforceability of this Agreement or any of the other Loan Documents.
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                      "Negotiable Collateral" means all of Borrower's present
and future letters of credit of which it is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and Borrower's Books relating to any of the foregoing.

                      "Obligations" means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise.

                      "Periodic Payments" means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Bank.

                      "Permitted Indebtedness" means:

                      (a) Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;

                      (b) Indebtedness existing on the Closing Date and disclosed to Bank in Borrower's most recent Financial Statements;

                      (c) Indebtedness to trade creditors and with respect to surety bonds and similar obligations incurred in the ordinary course of business;

                      (d) Subordinated Debt;

                      (e) Indebtedness of Borrower to any Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of Borrower (provided that the primary obligations are not prohibited hereby), and indebtedness of any Subsidiary to any other Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of any other Subsidiary (provided that the primary obligations are not prohibited hereby);

                      (f) Subject to Section 9.2, Indebtedness secured by Permitted Liens;

                      (g) Subject to Section 9.2, Capital Expenditures incurred solely to purchase equipment which is secured in accordance with clause
(g) of the definition "Permitted Liens" below and such Capital Expenditure is not in excess of the lesser of: (i) the purchase price of such equipment; or
(ii) the fair market value of such equipment on the date of acquisition; and

                      (h) Extensions, refinancings, modifications, amendments and restatements of any of items of Permitted Indebtedness (a) through (g) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

                      "Permitted Investment" means:

                      (a) Investments existing on the Closing Date and disclosed to Bank in Borrower's most recent Financial Statements;

                      (b) (i) marketable direct obligations of the United
States or any agency thereof with maturities of one (1) year or less from the date of acquisition; (ii) commercial paper of a domestic issuer maturing no more than one (1) from the date issuance thereof rated at least "A-1" by Standard & Poor's Corporation of "P-1" by Moody's Investors Service, Inc.; (iii) certificates of deposit with maturities of one (1) year or less from the date of acquisition issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital and surplus of not less than Two Hundred Fifty Million
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and 00/100 Dollars ($250,000,000) and not subject to setoff rights in favor of such bank; and (iv) any Investments permitted by Borrower's investment policy, as amended from time to time, provided that such investment policy and any such amendment thereto has been approved by Bank;

                      (c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transaction in the ordinary course of business;

                      (d) Investments accepted in connection with dispositions permitted by Section 9.1;

                      (e) Investments consisting of (i) compensation of employees, officers and directors of Borrower or its Subsidiaries so long as the Board of Directors of Borrower determines that such compensation is in the best interests of Borrower, (ii) travel advances, employee relocation loans and other employee loans and advances in the ordinary course of business, and (iii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower's Board of Directors;

                      (f) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

                      (g) Investments pursuant to or arising under currency agreements or interest rate agreements entered into in the ordinary course of business;

                      (h) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions to, customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (h) shall not apply to Investments by Borrower in any Subsidiary;

                      (i) Investments constituting acquisitions permitted under Section 9.4;

                      (j) Deposit accounts of Borrower in which Bank has a Lien prior to any other Lien;

                      (k) Deposit accounts of any subsidiaries maintained in the ordinary course of business;

                      (l) Investments or Subsidiaries in or to other Subsidiaries or Borrower and Investments by Borrower in Subsidiaries not to exceed $100,000 in the aggregate;

                      (m) Other Investments not otherwise permitted by
Section 9.9 not exceeding $100,000 in the aggregate outstanding at any time; and

                      (n) Investments not to exceed $100,000 in the aggregate consisting of joint ventures and strategic partnership consisting of the development or licensing of technology or the providing of technical support.

                      "Permitted Liens" means the following:

                      (a) any Liens existing on the Closing Date and disclosed in Exhibit B or arising under this Agreement or the other Loan Documents;

                      (b) Liens for taxes, assessments or other governmental charges incurred in the ordinary course of business and for which no interest, late charge or penalty is attaching or which is being contested in good faith by appropriate proceedings and, if requested by Bank, bonded in an amount and manner satisfactory to

Bank;

                      (c) Liens, not delinquent, created by statute in connection with worker's compensation, unemployment insurance, social security and similar statutory obligations;

                      (d) Liens of mechanics, materialmen, carriers, warehousemen or other like statutory or common law liens securing obligations incurred in good faith in the ordinary course of business that are not yet due and payable;

                      (e) Encumbrances consisting of existing or future zoning restrictions, existing recorded rights-of-way, existing recorded easements, existing recorded private restrictions or existing or future public restrictions on the use of real property, none of which materially impairs the use of such property in the operation of the business for which it is used and none of which is violated in any material respect by any existing or proposed structure or land use;

                      (f) Deposits under worker's compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than liens arising under ERISA or environmental liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business;

                      (g) Liens (i) upon or in any equipment, other than equipment financed hereunder, acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such Equipment, or (ii) existing on such Equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereof, and the proceeds of such Equipment;

                      (h) Liens on equipment leased by Borrower or any Subsidiary pursuant to an operating or capital lease in the ordinary course of business (including proceeds thereof and accessions thereto) incurred solely for the purpose of financing the lease of such equipment (including Liens pursuant to leases permitted pursuant to Section 9.1 and Liens arising from UCC financing statements regarding leases permitted by this Agreement);

                      (i) Leases or subleases and licenses and sublicenses granted to others in the ordinary course of Borrower's business not interfering in any material respect with the business of Borrower and its Subsidiaries taken as a whole, and any interest or title of a lessor, licensor or under any lease or license;

                      (j) Liens or assets (including the proceeds thereof and accessions thereto that existed at the time such assets were acquired by Borrower or any Subsidiary (including Liens on assets of any corporation that existed at the time it became or becomes a Subsidiary); provided such Liens are not granted in contemplation or in connection with the acquisition of such asset by Borrower or a Subsidiary;

                      (k) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 10.9;

                      (l) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods;

                      (m) Liens that are not prior to the Lien of Bank which constitute rights of set-off of a customary nature or banker's Liens with respect to amounts on deposit, where arising by operation of law or by contract, in connection with arrangement entered in to with banks in the ordinary course of business;

                      (n) Earn-out and royalty obligations existing on the date hereof or entered into in connection with an acquisition permitted by
Section 9.4 or Section 9.9;
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                      (o) Liens on insurance proceeds in favor of insurance
companies granted solely as security for financed premiums; and

                      (p) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a), (g) (h), (i), (j) and (n) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.

                      "Person" means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

                      "Quick Assets" means, at any date as of which the amount thereof shall be determined, the total cash, marketable securities and net-accounts receivable of such Person.

                      "Responsible Officer" means each of the President, Chief Executive Officer, Chief Financial Officer, Chief Technology Officer or Senior Vice President of Borrower.

                      "Revolving Credit" means the facility under which Borrower may request Bank to issue cash advances, as specified in Section 2.1 hereof.

                      "Subordinated Debt" means indebtedness of Borrower to third parties which has been subordinated to the Obligations pursuant to a subordination agreement in form and substance satisfactory to Bank.

                      "Subsidiary" means any corporation or partnership in which
(a) any general partnership interest or (b) more than 50% of the stock of which by the terms thereof ordinary voting power to elect the Board of Directors, managers or trustees of the entity shall, at the time as of which any determination is being made, be owned by Borrower, either directly or through an Affiliate.

                      "Tangible Net Worth" means the excess of (a) the net book value of all assets of a Person (excluding money due from Affiliates (including officers, directors, subsidiaries and commonly held companies) patents, patent rights, trademarks, trade names, franchises, copyrights, licenses, goodwill and similar intangible assets) after all appropriate deductions in accordance with GAAP (including, without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization), over all Total Liabilities of such Person.

                      "Termination Date" means the earlier of (a) acceleration of the Obligations for any reason under the terms of this Agreement; (b) July 10, 2001; or (c) termination by either party as set forth in Section 14.2.

                      "Total Liabilities" means at any date as of which the amount thereof shall be determined, all obligations that should, in accordance with GAAP be classified as liabilities on the consolidated balance sheet of a Person, including in any event all Indebtedness, but specifically excluding Subordinated Debt.

                      "UCC" means the Uniform Commercial Code as in effect on the date hereof in the State of California.

                        1.2 Accounting Terms. All accounting terms not
                specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP. When used herein, the term "Financial Statements" shall include the notes and schedules thereto.

                                   ARTICLE II
                                REVOLVING CREDIT

                        2.1 Revolving Credit. Subject to and upon the terms and
                conditions of this Agreement, Bank agrees to make Advances to Borrower (pursuant to Section 2.1 hereof) and issue Letters of Credit (pursuant to Section 2.2 hereof) under a revolving line of credit (the "Revolving Credit") from time to time in amounts requested by Borrower up to an aggregate outstanding principal amount equal to the Committed Line less the face amount of all issued and outstanding Letters of Credit (including drawn but unreimbursed letters of credit). Subject to the terms and conditions of this Agreement, Borrower may borrow and reborrow under this Section 2.1.

                        2.2 Letters of Credit.

                                2.2.1 Issuance. Subject to, and upon the terms
                        and conditions contained herein, at the request of Borrower, Bank agrees from time to time during the term of this Agreement to issue Letters of Credit for the account of Borrower containing terms and conditions acceptable to Bank, provided however that no Letter of Credit shall have an expiration date beyond ninety (90) days from the Termination Date. Each draft paid by Bank under a Letter of Credit shall be deemed an Advance under the Revolving Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such Advances; provided however, that if the Revolving Credit is not available, for any reason whatsoever, at the time any draft is paid by Bank, or if Advances are not available under the Revolving Credit at such time due to any limitation on borrowings set forth herein, then the full amount of such draft shall be immediately due and payable, together with interest thereon, from the date such amount is paid by Bank to the date such amount is fully repaid by Borrower, at the rate of interest applicable to Advances. In such event, Borrower agrees that Bank, at Bank's sole discretion, may debit Borrower's deposit account with Bank for the amount of any such draft.

                                2.2.2 Letter of Credit Sublimit. No Letters of
                        Credit shall be issued unless, on the date of the proposed issuance of any Letter of Credit, the Advances available to Borrower under the Revolving Credit are equal to one hundred percent (100%) of the face amount of such Letters of Credit. Except in Bank's discretion, the amount of all Letter of Credit Obligations shall not at any time exceed Three Million Five Hundred Thousand and 00/100 Dollars ($3,500,000).

                                2.2.3 Letter of Credit Agreement. Each Letter of
                        Credit shall be subject to the additional terms and conditions of the Letter of Credit Agreement and related documents, if any, required by Bank in connection with the issuance thereof (each, a "Letter of Credit Agreement").

                                2.2.4 Letter of Credit Fees. Borrower shall pay
                        to Bank fees upon the issuance or amendment of each Letter of Credit and upon the payment by Bank of each draft under any Letter of Credit determined in accordance with Bank's standard fees and charges in effect at the time any Letter of Credit is issued or amended or any draft is paid.

                                2.2.5 Termination of Revolving Credit. Upon
                        termination of the Revolving Credit, Borrower shall provide Bank cash security for all issued and outstanding Letters of Credit.



                        2.3 Manner of Borrowing. Borrower may request an Advance
                under the Revolving Credit only after delivery to Bank of a Request for Advance executed by an authorized officer of Borrower, subject to the following: (a) each such Request for Advance shall set forth the information required on the Request for Advance form annexed hereto as Exhibit D (or such other form as acceptable to Bank), including, without limitation, the proposed amount and date of such Advance, which date must be a Business Day; (b) each such Request for Advance shall be delivered to Bank by 3:00 p.m. California time on the proposed date of Advance; and (c) a Request for Advance, once delivered to Bank, shall not be revocable by Borrower.

                                2.3.1 Bank may make Advances under the Revolving
                        Credit upon the telephonic or facsimile request of Borrower, which Borrower shall confirm in writing by delivering to Bank, on or before 11:00 a.m. on the next Business Day following such Advance with a duly executed Request for Advance and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of reliance on such telephonic or facsimile request.

                        2.4 Interest. Borrower shall pay interest to Bank on the
                outstanding and unpaid principal amount of the Revolving Credit at a floating rate per annum equal to the Base Rate.

                                2.4.1 Adjusted Rate. Any change in the interest
                        rate resulting from a change in the Base Rate shall be effective as of the opening of business on the day on which such change in the Base Rate becomes effective.

                                2.4.2 Default Rate. From and after the
                        Termination Date, Advances under the Revolving Credit shall bear interest at a rate equal to three percentage points (3%) more than the interest rate that would have been applicable hereunder. Anything herein to the contrary notwithstanding, interest at the default rate shall be due and payable on demand but shall accrue from the Termination Date until all Advances are paid in full.

                        2.5 Repayment Terms. Interest only shall be due and
                payable on the unpaid principal balance of the Revolving Credit, without claim, notice, presentment or demand, in consecutive monthly installments on the first (1st) day of each month commencing on the first (1st) day of the first (1st) full calendar month following the Funding Date. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

                                2.5.1 Application of Payments. Each payment
                        received by Bank shall be credited as of its due date, without regard to its date of receipt by Bank, first to interest accrued and unpaid as of such due date and the remainder to principal, and interest shall cease upon the principal so credited. All interest calculations shall be on a basis of a three hundred and sixty
                        (360)-day year for the actual number of days elapsed. Daily interest shall consist of the product of the outstanding principal balance of the Revolving Credit times the annual interest rate then in effect divided by 360, then multiplied by the number of days for which the daily interest calculation is made. Interest paid for any partial month shall be prorated based on a thirty
                        (30)-day month and the actual number of day elapsed. Interest shall be compounded monthly.



                                2.5.2 Crediting Payments. Prior to the
                        occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies. After the occurrence of an Event of Default, the receipt by Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon California time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day.

                                2.5.3 Method of Payment. Borrower shall make
                        each payment under this Agreement when due in lawful money of the United States to Bank at its address set forth herein, or at such other location as directed by Bank in writing, in immediately available funds. Borrower hereby authorizes Bank, if and to the extent payment is not made when due under this Agreement, to charge from time to time against any deposit account of Borrower with Bank any amount so due. Whenever any payment to be made under this Agreement shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest.

                        2.6 Revolving Credit Fee. Borrower agrees to pay to Bank
                a commitment fee equal to the rate of one quarter (1/4) of one percent (0.25%) per annum of the Committed Line, payable on the Closing Date and each anniversary of such date thereafter.

                        2.7 Overadvances. If, at any time or for any reason, the
                amount of Obligations owed by Borrower to Bank pursuant to
                Section 2.1 of this Agreement is greater than the Committed Line, Borrower shall immediately pay to Bank, in cash, the amount the Obligations exceed the Committed Line.

                        2.8 Termination of Revolving Credit. The Revolving
                Credit shall terminate on the Termination Date, at which time all unpaid principal, all unpaid and accrued interest, and all other amounts due under the Revolving Credit shall be immediately due and payable.

                        2.9 Statements. With respect to each Advance, Bank is
                hereby authorized to note the date, principal amount, and interest rate applicable thereto, and any payments made thereon, on its books and records (either manually or by electronic entry), which notations shall be conclusive evidence of the information noted in the absence of manifest error. A failure by Bank to record any such information shall not impair the Borrower's liability to make payment when due. Bank shall render to Borrower each month a statement setting forth the balance in Borrower's loan account maintained by Bank for Borrower pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Bank but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrower and conclusively binding upon Borrower as an account stated except to the extent that Bank receives a written notice from Borrower of any specific exceptions of Borrower thereto within thirty (30) days after the date such statement has been mailed by Bank. Until such time as Bank shall have rendered to Borrower a written statement as provided above, the balance in Borrower's loan account shall be presumptive evidence of the amounts due and owing to Bank by Borrower.

                        2.10 Ratification of Obligations. Borrower ratifies and
                reaffirms the Obligations under the Loan Agreement, which are currently outstanding, as of the Closing Date, in the principal amount of One Million Five Hundred Twenty-Five Thousand and 00/100 Dollars ($1,525,000.00) without setoff, defense, or counterclaim. Borrower agrees fully and faithfully to pay, perform and discharge, as and when payment, performance and discharge are due, all of the Obligations under the Loan Agreement, as amended hereby. By executing this Agreement, Borrower acknowledges and agrees that except as supplemented or modified hereby, the Loan Documents are and shall remain in full force and effect.



                                  ARTICLE III
                                ADDITIONAL COSTS

                        3.1 Financial Examination and Appraisal Fees. Borrower
                shall pay Bank's customary fees and out-of-pocket expenses for Bank's audits of Borrower's accounts, and for each appraisal of Collateral and financial analysis and examination of Borrower performed from time to time by Bank or its agents.

                        3.2 Bank Expenses. Borrower shall pay upon the date
                hereof, all Bank Expenses incurred through the Closing Date, including reasonable attorneys' fees and expenses, and, after the date hereof, all Bank Expenses, including reasonable attorneys' fees and expenses, as and when they become due.

                        3.3 Additional Costs. In case any change in any law,
                regulation, treaty or official directive or the interpretation or application thereof by any court or any governmental authority charged with the administration thereof or the compliance with any guideline or request of any central bank or other governmental authority (whether or not having the force of law), in each case after the date of this Agreement: (a) subjects Bank to any tax with respect to payments of principal or interest or any other amounts payable hereunder by Borrower or otherwise with respect to the transactions contemplated hereby (except for taxes on the overall net income of Bank imposed by the United States of America or any political subdivision thereof); (b) imposes, modifies or deems applicable any deposit insurance, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, Bank; or (c) imposes upon Bank any other condition with respect to its performance under this Agreement, and the result of any of the foregoing is to increase the cost to Bank, reduce the income receivable by Bank or impose any expense upon Bank with respect to any loans, Bank shall notify Borrower thereof. Borrower agrees to pay to Bank the amount of such increase in cost, reduction in income or additional expense as and when such cost, reduction or expense is incurred or determined, upon presentation by Bank of a statement of the amount and setting forth Bank's calculation thereof, all in reasonable detail.

                                   ARTICLE IV
                               CONDITIONS OF LOANS

                        4.1 Conditions Precedent to Initial Advance. The
                obligation of Bank to make the initial Advance is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

                                4.1.1 this Agreement;

                                4.1.2 the payment by Borrower of Bank's
                        attorneys' fees and costs in preparing this Agreement;

                                4.1.3 a certificate of the Secretary of Borrower
                        with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement; and

                                4.1.4 such other documents, and completion of
                        such other matters, as Bank may reasonably deem necessary or appropriate.

                        4.2 Conditions Precedent to Disbursement of All Loans.
                The obligation of Bank to make any Advance under this Agreement, including the initial Advance hereunder, shall be further subject to the satisfaction of each of the following conditions precedent on or before any disbursement under such Advance:

                                4.2.1 Representations and Warranties. Each of
                        the representations and warranties of Borrower, and any other Person who is a party to any of the Loan Documents, under this Agreement and any of the other Loan Documents shall be true and correct in all material respects.

                                4.2.2 No Default or Material Adverse Change. No
                        Default or Event of Default shall have occurred and be continuing; there shall have been no material adverse change in the condition (financial or otherwise), properties, business, or operations of Borrower, any of its Subsidiaries, or any guarantor since the date of the most recent Financial Statements delivered to Bank in accordance with the terms of this Agreement; and no provision of law, any order of any court or other agency of government, or any regulation, rule or interpretation thereof, shall reasonably be expected to have had any Material Adverse Effect on the validity or enforceability of this Agreement, or any other Loan or Collateral Documents.

                                   ARTICLE V
                          CREATION OF SECURITY INTEREST

                        5.1 Grant of Security Interest. In order to secure
                prompt repayment of any and all Obligations, and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents, Borrower grants and pledges to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral. Except as set forth in the Exhibit B, and for Permitted Liens, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof., to the extent that a security interest in such Collateral can be perfected by the filing of a financing statement or, in the case of Collateral consisting of instruments, documents, chattel paper or certificated securities, to the extent that Bank takes possession of such Collateral. Borrower acknowledges that Bank may place a "hold" on any deposit account pledged as Collateral to secure the Obligations. Bank agrees to execute and deliver to Borrower from time to time such subordination agreements as Borrower may request and as are necessary to give to other lenders which finance equipment for Borrower a first priority security interest in the equipment financed so long as the Liens and the Indebtedness incurred with respect to such equipment financing are permitted under this Agreement. Notwithstanding the foregoing, the security interest granted herein shall not extend to and the term "Collateral" shall not include any property, rights or licenses to the extent the granting of a security interest therein (a) would be contrary to applicable law; or (b) is prohibited by or would constitute a default under any agreement or document governing such property, rights or licenses (but only to the extent such prohibition is enforceable under applicable law, including without limitation Section 9318 of the Code); provided that immediately and automatically upon the ineffectiveness, lapse or termination of any such prohibition or restriction, the Collateral shall include such property, rights or licenses, and Borrower shall be deemed to have granted a security interest in all such rights and interests as if such prohibition or restriction had never been in effect. Notwithstanding termination of this Agreement, Bank's Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

                        5.2 Delivery of Additional Documentation Required.
                Borrower shall from time to time execute and deliver to Bank, at the request of Bank, all Negotiable Collateral, all financing statements and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue perfected Bank's security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.

                        5.3 Right to Inspect. Bank (through any of its officers,
                employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower's usual business hours, to inspect Borrower's Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower's financial condition or the amount, condition of, or any other matter relating to, the Collateral. Notwithstanding any provision of this Agreement to the contrary, except upon the occurrence and during the continuation of an Event of Default, Borrower shall not be required to disclose, permit the inspection, examination, copying or making extracts of, or discuss, any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, or (b) the disclosure of which to Bank, or their designated representative, is then prohibited by (i) law, or (ii) an agreement binding on the Borrower that was not entered into by the Borrower for the primary purpose of concealing information from the Bank.





                                   ARTICLE VI
                         REPRESENTATIONS AND WARRANTIES



               Borrower represents and warrants as follows:



                        6.1 Due Organization and Qualification. Borrower and
                each Subsidiary is a corporation duly existing and in good standing under the laws of its state of incorporation and qualified and licensed to do business in, and is in good standing in, any state in which the conduct of its business or its ownership of property requires that it be so qualified.

                        6.2 Due Authorization; No Conflict. The execution,
                delivery, and performance of the Loan Documents are within Borrower's powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower's Articles of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound, which default could have a Material Adverse Effect.

                        6.3 No Prior Encumbrances. Borrower has good and valid
                title to all property and assets purported to be owned by it, including those assets identified on the Financial Statements most recently delivered by Borrower to and accepted by Bank, free and clear of all security interests, liens, mortgages, or other encumbrances, except for Permitted Liens.

                        6.4 Bona Fide Accounts. Borrower's accounts are bona
                fide existing obligations. The property giving rise to such accounts has been delivered to the account debtor or to the account debtor's agent for immediate shipment to and unconditional acceptance by the account debtor. Borrower has not received notice of actual or imminent Insolvency Proceeding of any account debtor.

                        6.5 Merchantable Inventory. All inventory not otherwise
                disclosed in the Financial Statements is in all material respects of good and marketable quality, free from all material defects.

                        6.6 Name; Location of Chief Executive Office. Borrower
                has not done business under any name other than that specified on the signature page hereof. The chief executive office of Borrower is located at the address indicated in Article XII hereof.

                        6.7 Litigation. Except as set forth in Exhibit E, there
                are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency in which an adverse decision could have a Material Adverse Effect on Borrower's interest or Bank's security interest in the Collateral. Borrower does not have knowledge of any such pending or threatened actions or proceedings.

                        6.8 No Material Adverse Change in Financial Statements.
                All consolidated Financial Statements related to Borrower and any Subsidiary that have been delivered by Borrower to Bank fairly present in all material respects Borrower's consolidated financial condition as of the date thereof and Borrower's consolidated results of operations for the period then ended. There has not been a material adverse change in the consolidated financial condition of Borrower since the date of the most recent of such Financial Statements submitted to Bank.

                        6.9 Solvency. Borrower is solvent and able to pay its
                debts (including trade debts) as they mature.

                        6.10 Regulatory Compliance. Borrower and each Subsidiary
                has met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from Borrower's failure to comply with ERISA that is reasonably likely to result in Borrower's incurring any liability that could have a Material Adverse Effect. Borrower is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations G, T and U of the Board of Governors of the Federal Reserve System). Borrower has complied with all the provisions of the Federal Fair Labor Standards Act. Borrower has not violated any statutes, laws, ordinances or rules applicable to it, violation of which could have a Material Adverse Effect.

                        6.11 Environmental Condition. None of Borrower's or any
                Subsidiary's properties or assets has ever been used by Borrower or any Subsidiary or, to the best of Borrower's knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to the best of Borrower's knowledge, none of Borrower's properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by Borrower or any Subsidiary; and neither Borrower nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by Borrower or any Subsidiary resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.

                        6.12 Taxes. Borrower and each Subsidiary has filed or
                caused to be filed all tax returns required to be filed, and has paid, or has made adequate provision for the payment of, all taxes reflected therein.

                        6.13 Subsidiaries and Ownership of Stock. Set forth in
                Exhibit F is a complete and accurate list of the Subsidiaries of Borrower, showing the jurisdiction of incorporation of each and showing the percentage of Borrower's ownership of the outstanding stock of each Subsidiary. All of the outstanding capital stock of each such Subsidiary has been validly issued, is fully paid and nonassessable, and is owned by Borrower free and clear of all Liens.

                        6.14 Government Consents. Borrower and each Subsidiary
                has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower's business as currently conducted.

                        6.15 Full Disclosure. No representation, warranty or
                other statement made by Borrower in any certificate or written statement furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading.



                                  ARTICLE VII
                              AFFIRMATIVE COVENANTS

               Borrower covenants and agrees that, until payment in full of all outstanding Obligations, and for so long as Bank may have any commitment to make an Advance hereunder, Borrower shall do all of the following:

                        7.1 Good Standing. Borrower shall maintain its and each
                of its Subsidiaries' corporate existence and good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which the failure to so qualify could have a Material Adverse Effect. Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, to the extent consistent with prudent management of Borrower's business, in force all licenses, approvals and agreements, the loss of which could have a Material Adverse Effect.

                        7.2 Government Compliance. Borrower shall meet, and
                shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could have a Material Adverse Effect or a material adverse effect on the Collateral or the priority of Bank's Lien on the Collateral.

                        7.3 Financial Statements. Borrower shall deliver to
                Bank:

                                7.3.1 Quarterly Reports. As soon as available
                        and in any event within forty-five (45) days after the end of each fiscal quarter, Borrower shall deliver its Form 10-Q Quarterly Report filed pursuant to the Securities Exchange Act of 1934, as amended from time to time, and any successor statute, and the rules and regulations issued thereunder ("Exchange Act"), all as the same may be in effect at the time.

                                7.3.2 Annual Report. As soon as available and in
                        any event within ninety (90) days after the end of each fiscal year, Borrower shall deliver its Form 10-K Annual Report filed pursuant to the Exchange Act.

                        7.4 Compliance Certificate. Borrower shall deliver to
                Bank with each Form 10-Q Quarterly Report and Form 10-K Annual Report a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit C hereto.

                        7.5 Audit of Accounts. Upon an Event of Default, Bank
                shall have the right to conduct audits of Borrower's accounts and Borrower's Books, at Borrower's expense, as frequent as Bank may determine in its reasonable discretion.

                        7.6 Inventory; Returns. Borrower shall keep all
                inventory in good and marketable condition, free from all material defects. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement. Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims, where the return, recovery, dispute or claim involves more than Five-Hundred Thousand Dollars ($500,000). Upon an Event of Default, Bank shall have a right from time to time hereafter to audit Borrower's inventory at Borrower's expense, as frequent as Bank may determine in its reasonable discretion.


\

                        7.7 Taxes. Borrower shall make, and shall cause each
                Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make, and will cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Bank with proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

                        7.8 Insurance.

                                7.8.1 Borrower, at its expense, shall keep the
                        Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower's business is conducted on the date hereof. Borrower shall also maintain insurance relating to Borrower's ownership and use of the Collateral in amounts and of a type that are customary to businesses similar to Borrower's.

                                7.8.2 All such policies of insurance shall be in
                        such form, with such companies, and in such amounts as reasonably satisfactory to Bank. All such policies of property insurance shall contain a lender's loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional loss payee thereof and all liability insurance policies shall show the Bank as an additional insured, and shall specify that the insurer must give at least twenty (20) days notice to Bank before canceling its policy for any reason. Upon Bank's request, Borrower shall deliver to Bank certified copies of such policies of insurance and evidence of the payments of all premiums therefor. All proceeds payable under any such policy shall, at the option of Bank, be payable to Bank to be applied on account of the Obligations.

                        7.9 Principal Depository. Borrower shall maintain its
                principal depository and operating accounts with Bank.

                        7.10 Environmental Covenants. Comply in all material
                respects with all applicable Environmental Laws, and maintain all material permits, licenses and approvals required under applicable Environmental Laws, where the failure to do so could have a Material Adverse Effect upon the business, operations, condition (financial or otherwise) performance or properties of Borrower, of any of its Subsidiaries, or could have a Material Adverse Effect upon Borrower's, or any of its Subsidiaries', ability to perform their respective obligations under this Agreement or any of the other Loan Documents, or could materially adversely affect the enforceability of this Agreement or any of the other Loan Documents.

                                7.10.1 Promptly notify Bank, in writing, as soon
                        as Borrower becomes aware of any condition or circumstance which makes any of the environmental representations or warranties set forth in this Agreement incomplete, incorrect or inaccurate in any material respect as of any date; and promptly provide to Bank, immediately upon receipt thereof, copies of any material correspondence, notice, pleading, citation, indictment, complaint, order, decree, or other document from any source asserting or alleging a violation of any Environmental Laws by either Borrower, or any of its Subsidiaries, or of any circumstance or condition which requires or may require, a material financial contribution by Borrower, or any of its Subsidiaries, or a clean-up, removal, remedial action or other response by or on behalf of Borrower, or any of its Subsidiaries, under applicable Environmental Law(s), or which seeks damages or civil, criminal, or punitive penalties from Borrower, or any of its Subsidiaries, in an amount in excess of One Million Dollars ($1,000,000.00), or any violation or alleged violation of Environmental Law(s).

                        7.11 Further Assurances. At any time and from time to
                time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.


                                  ARTICLE VIII
                               FINANCIAL COVENANTS



                        8.1 Quick Ratio. Borrower shall maintain, as of the last
                day of each fiscal quarter, a ratio of Quick Assets to Current Liabilities of at least 2.0 to 1.0.

                        8.2 Debt Ratio. Borrower shall maintain, as of the last
                day of each fiscal quarter, a ratio of Indebtedness to Effective Tangible Net Worth of not more than 0.75 to 1.00.

                        8.3 Tangible Net Worth. Borrower shall maintain, as of
                the last day of each fiscal quarter, a Tangible Net Worth of not less than One Hundred Fifty Million and 00/100 Dollars ($150,000,000.00), provided however that this amount shall increase quarterly by an amount equal to one hundred percent (100%) of Borrower's new equity or Subordinated Debt.

                                   ARTICLE IX
                               NEGATIVE COVENANTS

               Borrower covenants and agrees that, so long as any credit hereunder shall be available and until payment in full of the outstanding Obligations or for so long as Bank may have any commitment to make any Advances, Borrower will not do any of the following, without the prior written consent of
Bank:

                        9.1 Sale of Assets. Sell, lease, assign, transfer, or
                otherwise dispose of, or permit any Subsidiary to sell, lease, assign, transfer, or otherwise dispose of, any of its now owned of hereafter acquired assets (including, without limitation, shares of stock and indebtedness of Subsidiaries, receivables, and leasehold interests), except: (a) inventory disposed of in the ordinary course of business; (b) the sale or other disposition of assets no longer used or useful in the conduct of its business; or (c) that any Subsidiary may sell, lease, assign, or otherwise transfer its assets to the Borrower.

                        9.2 Capital Expenditures. Borrower will not make any
                Capital Expenditures if, after giving thereto, the aggregate of all such expenditures made by Borrower would exceed Twenty Five Million and 00/100 Dollars ($25,000,000.00) during Borrower's calendar year 2000.

                        9.3 Capital Structure; Change in Business. Purchase,
                acquire or redeem any of its capital stock, or enter into any reorganization or recapitalization or reclassify its capital stock, or make any material change in its capital structure or engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrower and any business substantially similar or related thereto (or incidental thereto), or suffer a material change in Borrower's ownership. Borrower will not, without thirty (30) days prior written notification to Bank, relocate its chief executive office.

                        9.4 Mergers or Acquisitions. Wind up, liquidate or
                dissolve itself, reorganize, merge or consolidate with or into, or convey, sell, assign, transfer, lease, or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person, or acquire all of substantially all of the assets or the business of any Person, or permit any Subsidiary to do so, except that (a) any

                Subsidiary may merge with Borrower, so long as Borrower is the surviving entity, or transfer assets to the Borrower; (b) any Subsidiary may merge into or consolidate with or transfer assets to any other Subsidiary; (c) Borrower may, with the prior written consent of Bank, merge with or acquire a Person with Borrower's stock, or a combination of stock plus cash, provided that (i) the cash portion of the transaction does not exceed One Hundred Million and 00/100 Dollars ($100,000,000.00) annually;
                (ii) the merger or acquisition is with a Person in a similar line of business; and (iii) the current management of Borrower survives such merger or acquisition; and (d) Borrower may purchase the inventory, equipment, or intellectual property rights in any transaction valued at less than $100,000 in the ordinary course of business.

                        9.5 Indebtedness. Create, incur, assume or be or remain
                liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.

                        9.6 Encumbrances. Create, incur assume, or suffer to
                exist, or permit any Subsidiary to create, incur, assume, or suffer to exist, any Lien, upon or with respect to any of its properties, now owned or hereafter acquired, except for Permitted Liens.

                        9.7 Sale and Leaseback. Sell, transfer, or otherwise
                dispose of, or permit any Subsidiary to sell, transfer, or otherwise dispose of, any real or personal property to any Person other than Borrower and thereafter directly or indirectly lease back the same or similar property.

                        9.8 Dividends. Declare or pay any dividends; or
                purchase, redeem, retire, or otherwise acquire for value any of its capital stock now or hereafter outstanding, or make any distribution of assets to its stockholders as such whether in cash, assets, or in obligations of the Borrower; or allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption, or retirement of any shares of its capital stock; or make any other distribution by reduction of capital or otherwise in respect of any shares of its capital stock; or permit any of its Subsidiaries to purchase or otherwise acquire for value any stock of the Borrower or another Subsidiary, except (a) dividends and distributions payable solely in common stock of Borrower; (b) dividends payable by a Subsidiary to Borrower; (c) conversion of any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange therefore, and (d) redemption, repurchase or acquisition of any shares of its capital stock payable upon an employee's termination pursuant to its employee stock option, repurchase, or similar plan; provided, however, that after giving effect to such redemption, repurchase or acquisition, Borrower shall be in full compliance with the terms of this Agreement.

                        9.9 Investments and Guaranties, Etc. Borrower will not:
                (a) make, or permit any Subsidiary to make, any loans or advances to any Persons; and (b) assume, guarantee, endorse, or otherwise be or become directly or contingently responsible or liable, or permit any Subsidiary to assume, guarantee, endorse, or otherwise be or become directly or contingently responsible or liable (including, but not limited to, an agreement to purchase any obligation, stock, assets, goods, or services, or to supply or advance any funds, assets, goods, or services, or an agreement to maintain or cause such Person to maintain a minimum working capital or net worth or otherwise to assure the creditors of any Person against loss), for obligations of any Persons except: (i) guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (ii) guaranties in favor of Bank, in an aggregate amount in excess of Ten Million and 00/100 Dollars ($10,000,000.00).

                                9.9.1 Borrower will not purchase or otherwise
                        acquire, or permit any Subsidiary to purchase or otherwise acquire, any capital stock, assets, obligations, or other securities of, make any capital contribution to, or otherwise invest in or acquire any interest in any Person, or participate as a partner or joint venture with any other Person, except Permitted Investments.

                        9.10 Transactions With Affiliates. Enter into any
                transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, or permit any Subsidiary to enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person not an Affiliate.

                        9.11 Subordinated Debt. Make any payment in respect of
                any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt without Bank's prior written consent.

                        9.12 Prepayment of Indebtedness. Prepay any Indebtedness
                (or take any actions which impose an obligation to prepay), except, subject to the terms hereof or thereof, Indebtedness or other Debt payable to Bank.

                        9.13 Pension Plans. Except in compliance with this
                Agreement, enter into, maintain, or make contribution to, directly or indirectly, any Pension Plan that is subject to ERISA.

                        9.14 Subordinate Indebtedness. Subordinate any
                indebtedness due to it from any Person to indebtedness of other creditors of such Person.

                        9.15 No Further Negative Pledges. Enter into or become
                subject to any agreement (other than this Agreement or the Loan Documents) (a) prohibiting the guaranteeing by Borrower or any of its Subsidiaries of any obligations, (b) prohibiting the creation or assumption of any lien or encumbrance upon the properties or assets of Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or (c) requiring an obligation to become secured (or further secured) if another obligation is secured or further secured.

                        9.16 Accounts Receivable. Sell or assign any account,
                accounts receivable, note or trade acceptance, except to the Bank.

                        9.17 Inventory. Store inventory with a bailee,
                warehouseman, or similar party unless Bank has received a pledge of the warehouse receipt covering such Inventory. Except for Inventory sold in the ordinary course of business and except for such other locations as Bank may approve in writing, Borrower shall keep the Inventory only at 40919 Encyclopedia Circle, Fremont, California 94538 and 405 International Parkway, Richardson, Texas 75082 and such other locations of which Borrower gives Bank prior written notice and as to which Borrower signs and files a financing statement where needed to perfect Bank's security interest.

                        9.18 Compliance. Become an "investment company"
                controlled by an "investment company," within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Advance for such purpose. Fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which violation could have a Material Adverse Effect or a material adverse effect on the Collateral or the priority of Bank's Lien on the Collateral, or permit any of its Subsidiaries to do any of the foregoing.

                                   ARTICLE X
                                EVENTS OF DEFAULT

                Any one or more of the following events shall constitute an "Event of Default" by Borrower under this Agreement:

                        10.1 Payment Default. If Borrower fails to pay the
                principal of, or any interest on, any Advances when due and payable; or fails to pay any portion of any other Obligations not constituting such principal or interest, including without limitation Bank Expenses when due;

                        10.2 Covenant Default. If Borrower fails to perform any
                obligation hereunder or violates any of the covenants contained in this Agreement, or fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure such default within ten (10) Business Days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default (provided that no Advances will be required to be made during such cure period);

                        10.3 Material Adverse Change. If there occurs a material
                adverse change in Borrower's business or financial condition, or if there is a material impairment of the prospect of repayment of any portion of the Obligations or a material impairment of the value or priority of Bank's security interests in the Collateral;

                        10.4 Attachment. If any material portion of Borrower's
                assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) Business Days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower's assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower's assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) Business Days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Advances will be required to be made during such cure period);

                        10.5 Insolvency. If Borrower becomes insolvent, or if an
                Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within ten (10) Business Days (provided that no Advances will be made prior to the dismissal of such Insolvency Proceeding);

                        10.6 Change in Management. If there shall be any change
                in the management, ownership or control of Borrower, whether by reason of incapacity, death, resignation, termination or otherwise, which, in Bank's sole judgment, shall have a Material Adverse Effect upon the future prospects for the successful operation by Borrower, of its businesses as conducted before such change, or its ability to pay and perform its liabilities and obligations under this Agreement, the Indebtedness, or the Loan Documents

                        10.7 Other Agreements. If there is a default in any
                agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of One Hundred Thousand Dollars ($100,000) or that could have a Material Adverse Effect;

                        10.8 Subordinated Debt. If Borrower makes any payment on
                account of Subordinated Debt, except to the extent such payment is allowed under any subordination agreement entered into with Bank;

                        10.9 Judgments. If a judgment or judgments for the
                payment of money in an amount, individually or in the aggregate, of at least Two Hundred and Fifty Thousand and 00/100 Dollars ($250,000.00) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten (10) Business Days (provided that no Advances will be made prior to the satisfaction or stay of such judgment);

                        10.10 Misrepresentations. If any material
                misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document; or

                        10.11 Guaranty. Any guaranty of all or a portion of the
                Obligations ceases for any reason to be in full force and effect, or any guarantor fails to perform any obligation under any guaranty of all or a portion of the Obligations, or any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth in any guaranty of all or a portion of the Obligations or in any certificate delivered to Bank in connection with such guaranty.

                                   ARTICLE XI
                           BANK'S RIGHTS AND REMEDIES

                        11.1 Rights and Remedies. Upon the occurrence and during
                the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by
                Borrower:

                                11.1.1 Declare all Obligations, whether
                        evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 10.5 all Obligations shall become immediately due and payable without any action by
                        Bank);

                                11.1.2 Cease advancing money or extending credit
                        to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

                                11.1.3 Demand that Borrower (a) deposit cash
                        with Bank in an amount equal to the amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (b) pay in advance all Letters of Credit fees scheduled to be paid or payable over the remaining term of the Letters of Credit;

                                11.1.4 Settle or adjust disputes and claims
                        directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

                                11.1.5 Without notice to or demand upon
                        Borrower, make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Borrower authorizes Bank to enter the premises where the Collateral is located, after reasonable notice, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank's determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower's owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank's rights or remedies provided herein, at law, in equity, or otherwise;

                                11.1.6 Without notice to Borrower set off and
                        apply to the Obligations any and all (a) balances and deposits of Borrower held by Bank, or (b) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

                                11.1.7 Ship, reclaim, recover, store, finish,
                        maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 11.1, to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank's exercise of its rights under this Section 11.1, Borrower's rights under all licenses and all franchise agreements shall inure to Bank's benefit;

                                11.1.8 Sell the Collateral at either a public or
                        private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate;

                                11.1.9 Bank may credit bid and purchase at any
                        public sale; and

                                11.1.10 Any deficiency that exists after
                        disposition of the Collateral as provided above will be paid immediately by Borrower.

                        11.2 Attorneys' Fees and Costs. Borrower shall pay all
                attorneys' fees and costs and expenses, including court costs, incurred in connection with enforcement of the Loan Documents, or any amendment, modification, or supplement thereto, whether by negotiation, legal proceedings, or otherwise.

                        11.3 Power of Attorney. Effective only upon the
                occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank's designated officers, or employees) as Borrower's true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank's security interest in the Accounts; (b) endorse Borrower's name on any checks or other forms of payment or security that may come into Bank's possession; (c) sign Borrower's name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) make, settle, and adjust all claims under and decisions with respect to Borrower's policies of insurance; and (e) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; provided Bank may exercise such power of attorney to sign the name of Borrower on any of the documents described in Section 5.2 upon an Event of Default. The appointment of Bank as Borrower's attorney in fact, and each and every one of Bank's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank's obligation to provide advances hereunder is terminated.

                        11.4 Accounts Collection. At any time from the date of
                this Agreement, Bank may notify any Person owing funds to Borrower of Bank's security interest in such funds and verify the amount of such Account. Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank's trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

                        11.5 Bank Expenses. If Borrower fails to pay any amounts
                or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following: (a) make payment of the same or any part thereof; (b) set up such reserves under the Revolving Credit as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 7.8 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

                        11.6 Bank's Liability for Collateral. So long as Bank
                complies with reasonable banking practices, Bank shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause;
                (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

                        11.7 Remedies Cumulative. Bank's rights and remedies
                under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the UCC, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower's part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.

                        11.8 Demand; Protest. Borrower waives demand, protest,
                notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrower may in any way be liable.

                                  ARTICLE XII
                                     NOTICES

                Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for Financial Statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrower or to Bank, as the case may be, at its addresses set forth below:

               If to Borrower:       AVANEX CORPORATION
                                     40919 Encyclopedia Circle
                                     Fremont, California 94538
                                     Attn:  Jessy Chao
                                            Chief Financial Officer
                                     FAX:   (510) 897-4292


               If to Bank:           COMERICA BANK-CALIFORNIA
                                     55 Almaden Boulevard
                                     San Jose, CA 95113
                                     Attn:  Elizabeth Wilkerson
                                            Corporate Banking Officer
                                     FAX:   (408) 556-5889

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

                                  ARTICLE XIII
                   CHOICE OF LAW; VENUE; AND JURY TRIAL WAIVER

                This Agreement and all transactions contemplated hereunder and/ or evidenced hereby shall be governed by, construed under, and enforced in accordance with the internal laws of the State of California, without regard to principles of conflicts of law. Each of Borrower and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California. BORROWER AND BANK EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

                                  ARTICLE XIV
                               GENERAL PROVISIONS

                        14.1 Successors and Assigns. This Agreement shall bind
                and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank's prior written consent, which consent may be granted or withheld in Bank's sole discretion. Bank shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank's obligations, rights and benefits hereunder.

                        14.2 Term. This Agreement shall become effective on the
                Closing Date and, subject to Section 14.2, shall continue in full force and effect for a term ending on the Termination Date. Notwithstanding the foregoing, this Agreement shall remain in full force and effect until terminated by notice, by either party. Notice of such termination shall be effectuated by mailing of a registered or certified letter not less than thirty
                (30) days prior to the effective date of such termination, addressed to the other party at the address set forth herein and the termination shall be effective as of the date so fixed in such notice. Notwithstanding the foregoing, should Borrower be in default of one or more of the provisions of this Agreement, Bank may terminate this Agreement at any time without notice. Notwithstanding the foregoing, should either Bank or Borrower become insolvent or unable to meet its debts as they mature, or fail, suspend, or go out of business, the other party shall have the right to terminate this Agreement at any time without notice. On the date of termination all Obligations shall become immediately due and payable without notice or demand; no notice of termination by Borrower shall be effective until Borrower shall paid all Obligations to Bank in full. Notwithstanding termination, until all Obligations have been fully satisfied, Bank shall retain its security interest in all existing Collateral and Collateral arising thereafter, and Borrower shall continue to perform all of its Obligations. After termination and when Bank has received payment in full of Borrower's Obligations to Bank, Bank shall reassign to Borrower all Collateral held by Bank, and shall execute a termination of all security agreements and security interests given by Borrower to Bank, upon the execution and delivery of mutual general releases.

                        14.3 Indemnification. Borrower shall defend, indemnify
                and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys fees and expenses), except for losses caused by Bank's gross negligence or willful misconduct.

                        14.4 Time of Essence. Time is of the essence for the
                performance of all obligations set forth in this Agreement.

                        14.5 Severability of Provisions. In the event any one or
                more of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, then such provision shall be ineffective only to the extent of such prohibition or invalidity, and the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

                        14.6 Amendments. Neither this Agreement nor any
                provisions hereof may be changed, waived, discharged or terminated, nor may any consent to the departure from the terms hereof be given, orally (even if supported by new consideration), but only by an instrument in writing signed by all parties to this Agreement. Any waiver or consent so given shall be effective only in the specific instance and for the specific purpose for which given.

                        14.7 Entire Agreement. This Agreement, together with the
                Loan Documents embodies the entire agreement and understanding among and between the parties hereto, and supersedes all prior or contemporaneous agreements and understandings between said parties, verbal or written, express or implied, relating to the subject matter hereof. No promises of any kind have been made by Bank or any third party to induce Borrower to execute this Agreement. No course of dealing, course of performance or trade usage, and no parol evidence of any nature, shall be used to supplement or modify any terms of this Agreement.

                        14.8 Waiver. No failure to exercise and no delay in
                exercising any right, power, or remedy hereunder shall impair any right, power, or remedy which Bank may have, nor shall any such delay be construed to be a waiver of any of such rights, powers, or remedies, or any acquiescence in any breach or default hereunder; nor shall any waiver by Bank of any breach or default by Borrower hereunder be deemed a waiver of any default or breach subsequently occurring. All rights and remedies granted to Bank hereunder shall remain in full force and effect notwithstanding any single or partial exercise of, or any discontinuance of action begun to enforce, any such right or remedy. The rights and remedies specified herein are cumulative and not exclusive of each other or of any rights or remedies which Bank would otherwise have. Any waiver, permit, consent or approval by Bank of any breach or default hereunder must be in writing and shall be effective only to the extent set forth in such writing and only as to that specific instance.

                        14.9 Interpretation. This Agreement and all agreements
                relating to the subject matter hereof are the product of negotiation and preparation by and among each party and its respective attorneys, and shall be construed accordingly. The parties waive the provisions of California Civil Code
                Section 1654.

                        14.10 Survival. All covenants, representations and
                warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run, provided that so long as the obligations set forth in the first sentence of this Section 14.10 have been satisfied, and Bank has no commitment to make any Advances or to make any other loans to Borrower, Bank shall release all security interests granted hereunder and redeliver all Collateral held by it in accordance with applicable law.

                        14.11 Confidentiality. In handling any confidential
                information Bank shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made
                (a) to the subsidiaries or affiliates of Bank in connection with their present or prospective business relations with Borrower,
                (b) to prospective transferees or purchasers of any interest in the Loans, provided that they have entered into a comparable confidentiality agreement in favor of Borrower and have delivered a copy to Borrower, (c) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (d) as may be required in connection with the examination, audit or similar investigation of Bank and (e) as Bank may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (i) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (ii) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

                        14.12 Counterparts. This Agreement may be signed in any
                number of counterparts, each of which shall be an original, with the same effect as if all signatures were upon the same instrument. Delivery of an executed counterpart of the signature page to this Agreement by telefacsimile shall be effective as delivery of a manually executed counterpart of this Agreement, and any party delivering such an executed counterpart of the signature page to this Agreement by telefacsimile to any other party shall thereafter also promptly deliver a manually executed counterpart of this Agreement to such other party, provided that the failure to deliver such manually executed counterpart shall not affect the validity, enforceability, or binding effect of this Agreement.

                IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Revolving Credit and Security Agreement to be executed as of the date first above written.


AVANEX CORPORATION


/s/ WALTER ALESSANDRINI
----------------------------------------------
By:     Walter Alessandrini
Its:    President and Chief Executive Officer



/s/ JESSY CHAO
----------------------------------------------
By:     Jessy Chao
Its:    Chief Financial Officer


COMERICA BANK -- CALIFORNIA



/s/ ELIZABETH WILKERSON
----------------------------------------------
By:     Elizabeth Wilkerson
Its:    Assistant Vice President

                                    EXHIBIT A

                                   COLLATERAL

               The Collateral shall consist of all right, title and interest of Borrower in and to the following:

               (a) All goods and equipment now owned or hereafter acquired, including without limitation, all machinery, fixtures, vehicles, and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

               (b) All inventory, now owned or hereafter acquired, including, without limitation, all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily our of a Debtor's custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Debtor's Books relating to any of the foregoing;

               (c) All contract rights and general intangibles now owned or hereafter acquired, including, without limitation, goodwill, trademarks, service marks, trade styles, trade names, patents, patent applications, leases, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payments of insurance and rights to payment of any kind;

               (d) All now existing and hereafter arising accounts, contract rights, royalties, license rights and all other forms of obligations owing to a Debtor, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by a Debtor and Debtor's Books relating to any of the foregoing;

               (e) All documents, cash, deposit accounts, securities, letters of credit, certificates of deposit, instruments and chattel paper now owned or hereafter acquired and Debtor's Books relating to the foregoing;

               (f) All copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, now owned or hereafter acquired; all trade secret rights, including all rights to unpatented inventions, know-how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; all mask work or similar rights available for the protections of semiconductor ships, now owned or hereafter acquired; all claims for damages by way of any past, present and future infringement of any of the foregoing;

               (g) All investment property; and

               (h) Any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions and all cash and non-cash proceeds of any of the foregoing, in whatever form (including proceeds in the form of inventory, equipment or any other form of personal property), including proceeds of proceeds, insurance proceeds and all claims against third parties for loss or damage to or destruction of any or all of the foregoing.

               (i) Notwithstanding the foregoing, the term "Collateral" shall not include any property, rights or licenses to the extent the granting of a security interest therein (i) would be contrary to applicable law or (ii) is prohibited by or would constitute a default under any agreement or document governing such property, rights or licenses (but only to the extent such prohibition is enforceable under applicable law, including without limitation
Section 9318 of the Code); provided that immediately and automatically upon the ineffectiveness, lapse or termination of any such prohibition or restriction, the Collateral shall include such property, rights and licenses, and Borrower shall be deemed to have granted a security interest in all such rights and interests as if such prohibition or restriction had never been in effect.

                                    EXHIBIT B

                       PERMITTED LIENS AND CAPITAL LEASES


California
Debtor:  Avanex Corporation - Fremont, CA

Instrument Number         Filing Date   Secured Party
9808960138                03/27/1998    Hewlett-Packard Company Finance & Remarketing Division
9817360855                06/19/1998    Hewlett-Packard Company Finance & Remarketing Division
9835560266                12/16/1998    Phoenix Warehouse II, Inc.
9835560292                12/16/1998    Phoenix Warehouse II, Inc. [amendment 5/6/99]
9907160504                03/04/1999    Hewlett-Packard Company Finance & Remarketing Division
9907160502                03/04/1999    Hewlett-Packard Company Finance & Remarketing Division
9907860782                03/11/1999    Phoenix Warehouse II, Inc.
9908160297                03/11/1999    Phoenix Warehouse II, Inc.
9916960704                06/14/1999    Phoenix Warehouse II, Inc.
9921760396                07/29/1999    Finova Capital Corporation
9921760402                07/29/1999    Finova Capital Corporation
9925460695                08/30/1999    BCL Capital
9927960410                10/01/1999    Finova Capital Corporation
9928560492                10/04/1999    Hewlett-Packard Company Finance & Remark
9934160969                11/24/1999    Agilent Technologies
9934161055                11/24/1999    Agilent Technologies
9934161070                11/24/1999    Agilent Technologies
9934860098                12/01/1999    Agilent Technologies
9934860290                12/01/1999    Agilent Technologies
9936460155                12/27/1999    Finova Capital Corporation
0006160519                02/28/2000    Phoenix Warehouse II, Inc.
0006160532                02/28/2000    Phoenix Warehouse II, Inc.
0006160539                02/28/2000    Phoenix Warehouse II, Inc.
0006160555                02/28/2000    Phoenix Warehouse II, Inc.
0006160569                02/28/2000    Phoenix Warehouse II, Inc.
0014360593                05/16/2000    Agilent Technologies


Debtor:  Avanex Corporation - Richardson, TX

Instrument Number         Filing Date   Secured Party
9907860782                03/11/1999    Phoenix Warehouse II, Inc.
9908160297                03/11/1999    Phoenix Warehouse II, Inc.
9916960704                06/14/1999    Phoenix Warehouse II, Inc.


Texas
Debtor:  Avanex Corporation - Richardson, TX


 Instrument Number        Filing Date   Secured Party

 9900043848               03/04/1999    Hewlett-Packard Company Finance & Remarketing Division
 9900043849               03/04/1999    Hewlett-Packard Company Finance & Remarketing Division

                                    EXHIBIT C

                         FORM OF COMPLIANCE CERTIFICATE

[COMERICA BANK CALIFORNIA LOGO]

COVENANT COMPLIANCE CERTIFICATE

For the Period Ended:________________

To:     Elizabeth Wilkerson
        Assistant Vice President
        Comerica Bank-California
        55 Almaden Boulevard 2nd Floor
        Mail Code 4043
        San Jose, CA 95113

THE UNDERSIGNED OFFICER OF AVANEX CORPORATION (BORROWER) HEREBY, CERTIFIES THAT IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THE AMENDED AND RESTATED REVOLVING CREDIT AND SECURITY AGREEMENT DATED JULY 10, 2000, AS MODIFIED FROM TIME TO TIME, THE BORROWER IS IN COMPLIANCE FOR THE PERIOD NOTED ABOVE OF ALL REQUIRED CONDITIONS AND TERMS, EXCEPT AS NOTED BELOW. ATTACHED HEREWITH ARE THE REQUIRED DOCUMENTS SUPPORTING THE ABOVE CERTIFICATION, THE OFFICER FURTHER CERTIFIES THAT THESE ARE PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPALS (GAAP) AND ARE CONSISTENT FROM ONE PERIOD TO THE NEXT, EXCEPT AS EXPLAINED IN AN ACCOMPANYING LETTER OR FOOTNOTE.

FINANCIAL COVENANTS-MEASURED QUARTERLY

1.)     MINIMUM QUICK RATIO OF 2.00:1.00
        Calculation:
        Cash + Cash Equivalents + Net Accounts Receivable
        -------------------------------------------------
                            Current Liabilities
                                                            Actual Quick
                                                            Ratio_____________

2.)     MINIMUM TANGIBLE NET WORTH OF $150,000,000
        Calculation:
        Net Worth - Intangibles
                                                       Actual Tangible Net Worth
                                                   -------------

3.)     MAXIMUM DEBT/TNW OF  0.75:1.00
        Calculation:

                Total Liabilities
                -----------------
                Tangible Net Worth

                                                             Actual
                                                         Debt/ETNW______________

Very Truly Yours,
AVANEX CORPORATION

By:
   -------------------------------

Its:
    ------------------------------

                                            EXHIBIT D

                                   FORM OF REQUEST FOR ADVANCE




THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

I, _______________________________________________, am the duly elected and acting ________________________ of Avanex Corporation.

This Advance Request Form is delivered on behalf of Borrower to Comerica Bank-California, pursuant to the Amended and Restated Revolving Credit and Security Agreement between Avanex Corporation and Comerica Bank-California dated July 10, 2000 (the "Agreement").


Borrower hereby requests on ______________________, 200__ an advance as follows:

                (a) Date on which the advance is to be made is ____________________, 200__.

                (b)     The amount of the advance is to be
                        $____________________.

All representations and warranties of Borrower stated in the Agreement are true, correct and complete in all material respects as of the date of this request for an Advance; provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date.



AVANEX CORPORATION

By:
        --------------------------------------

Title:
        --------------------------------------

Dated:
        --------------------------------------

                                    EXHIBIT E

                                   LITIGATION



                                      None.

                                   EXHIBIT F

                                  SUBSIDIARIES




1. Avanex Cayman, incorporated under the laws of the Cayman Islands. Pursuant to a Lease Agreement, Avanex Cayman owns certain intellectual property of Borrower, and Avanex Cayman and Borrower cross-license certain intellectual property. Borrower owns 100% of the outstanding equity of Avanex Cayman.

2. ASPEN ACQUISITION CORPORATION, A DELAWARE CORPORATION AND A WHOLLY-OWNED SUBSIDIARY OF BORROWER. ON MAY 22, 2000, BORROWER ANNOUNCED THAT ASPEN ACQUISITION CORPORATION WILL ACQUIRE CERTAIN ASSETS AND LIABILITIES OF HOLOGRAPHIX INC., A DELAWARE CORPORATION. (SEE BORROWER'S FORM 8-K).